Exhibit 10.20

COMPENSATION OF DIRECTORS

        For fiscal 2005, each Director of Alderwoods Group, Inc. (the "Company") who is not an employee of the Company or any of its subsidiaries ("Outside Directors") receives an annual base retainer of $32,000. In addition, with respect to Board and each standing or other committee meeting, each Outside Director receives $2,000 for each meeting attended in person (other than members of the Audit Committee, who received $4,000 for each meeting of the Audit Committee attended in person) and $500 for each meeting attended by telephone. The chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee receive an additional $7,500 as part of their annual base retainer, and the chair of the Audit Committee receives an additional $15,000 as part of her annual base retainer.

        Pursuant to the Company's Director Compensation Plan (the "Director Compensation Plan"), each Outside Director has the option of receiving his or her annual base retainer and attendance fees in cash, Common stock or a combination thereof. Furthermore, each participant in the Director Compensation Plan may elect to have Common stock paid in the form of deferred common stock ("Deferred Stock"), which will be credited to a booking account in the name of the participant. The Deferred Stock is subject to a deferral period during which the participant has no right to transfer any rights under his or her Deferred Stock and has no other rights of ownership therein.